As filed with the Securities and Exchange Commission on February 29, 2008
Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

NOVELLUS SYSTEMS, INC.
(Exact name of registrant as specified in its charter)

California	77-0024666
(State or other jurisdiction of	(I.R.S. Employer
Incorporation or organization)	Identification No.)
4000 North First Street
San Jose, CA 95134
(Address of principal executive offices)
Amended and Restated 1992 Employee Stock Purchase Plan
Amended and Restated 2001 Stock Incentive Plan
(Full title of the Plan(s))
Martin J. Collins
Senior Vice President and General Counsel
Novellus Systems, Inc.
4000 North First Street
San Jose, CA 95134
(Name and address of agent for service)
(408) 943-9700
(Telephone number, including area code, of agent for service)
Copy to:
S. Dawn Smith
Morrison & Foerster LLP
755 Page Mill Road
Palo Alto, CA 94304
(650) 813-4258
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large Accelerated filer ☑	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

		Proposed maximum	Proposed maximum
	Amount to	offering price	aggregate offering	Amount of
Title of Securities to be Registered	be registered (1)	per share	price	registration fee
Common Stock issuable under the Amended and Restated 2001 Stock Incentive Plan (“2001 Plan”), no par value per share	13,484,071 shares (3)	$23.48 (4)	$316,605,987 (4)	$12,443
Common Stock issuable under the Amended and Restated 1992 Employee Stock Purchase Plan (“1992 ESPP”), no par value per share	1,000,000 shares (2)	$19.96 (5)	$19,960,000 (5)	$785
TOTAL			$336,565,987	$13,228

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional Common Stock which becomes issuable under the 2001 Plan and the 1992 ESPP by reason of any stock splits, stock dividends or similar transactions effected without the receipt of consideration which results in an increase in the number of outstanding Common Stock of the Registrant.

(2)	Represents an increase which was previously approved by the Registrant’s Board of Directors and shareholders.

(3)	Includes: (i) 4,000,000 shares previously approved by the Registrant’s Board of Directors and Shareholders, (ii) 2,723,545 shares that were still available for issuance under the Registrant’s 2001 Non-Qualified Stock Option Plan (“2001 NQ Plan”) on May 11, 2007 and were previously authorized by the Registrant’s Board of Directors and Shareholders and were registered shares, and (iii) 6,670,526 shares which could be returned to the 2001 NQ Plan after May 11, 2007 as a result of the expiration, cancellation or forfeiture of awards under the 2001 NQ Plan pursuant to the terms of such plan and were previously authorized by Registrant’s Board of Directors and Shareholders and were registered shares.

(4)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and Rule 457(h) under the Securities Act, the proposed maximum offerings price of $23.48 per share and the proposed maximum aggregate offering price have been determined on the basis of the average of the high and low price per share as reported on the NASDAQ Global Select Market on February 26, 2008.

(5)	The proposed maximum offering price per share of $19.96 was determined by discounting the offering price per share as computed in note four above by 15% in accordance with the terms of the 1992 ESPP.

PART I
INFORMATION REQUIRED IN THE
SECTION 10(A) PROSPECTUS
     The documents containing the information specified in this Part I of Form S-8 (plan information and registrant information and employee plan annual information) will be sent or given to employees as specified by Securities and Exchange Commission Rule 428(b)(1). Such documents need not be filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act of 1933, as amended (the “Securities Act”).
PART II
INFORMATION REQUIRED IN THE
REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
     The following documents filed by the Registrant with the Commission are incorporated by reference herein: (a) the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007, which includes audited financial statements for the Registrant’s latest fiscal year; (b) all other reports filed by the Registrant pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), since the end of the fiscal year covered by the audited financial statements described in (a) above; and (c) the description of the Registrant’s Common Stock contained in the Registrant’s Statement on Form 8-A, filed under the Exchange Act, including any amendment or report filed for the purpose of updating such description.
     All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement, and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which de-registers all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents, except as to any portion of any future annual or quarterly report to shareholders or document that is not deemed filed under such provisions. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
Item 4. Description of Securities.
     Not applicable.
Item 5. Interests of Named Experts and Counsel.
     Not applicable.

Item 6. Indemnification of Directors and Officers.
     Section 317 of the California Corporations Code (the “CCC”) authorizes a court to award, or a company’s board of directors to grant, indemnity to directors and officers who are parties or are threatened to be made parties to any proceeding (with certain exceptions) by reason of the fact that the person is or was an agent of the company, against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred in connection with the proceeding if that person acted in good faith and in a manner the person reasonably believed to be in the best interests of the company, and in the case of a criminal proceeding, had no reasonable cause to believe the conduct of the person was unlawful.
     Section 204(a)(10) of the CCC provides that a company’s articles of incorporation may not limit the liability of directors (i) for acts or omissions that involve intentional misconduct or a knowing and culpable violation of law, (ii) for acts or omissions that a director believes to be contrary to the best interests of the company or its shareholders or that involve the absence of good faith on the part of the director, (iii) for any transaction from which a director derived an improper personal benefit, (iv) for acts or omissions that show a reckless disregard for the director’s duty to the company or its shareholders in circumstances in which the director was aware, or should have been aware, in the ordinary course of performing a director’s duties, of a risk of a serious injury to the company or its shareholders, (v) for acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director’s duty to the company or its shareholders, (vi) under Section 310 of the CCC (concerning transactions between companies and directors or companies having interrelated directors) or (vii) under Section 316 of the CCC (concerning directors’ liability for distributions, loans, and guarantees).
     Section 204(a)(10) further provides that a company’s articles of incorporation may not limit the liability of directors for any act or omission occurring prior to the date when the provision became effective or any act or omission as an officer, notwithstanding that the officer is also a director or that his or her actions, if negligent or improper, have been ratified by the directors. Further, Section 317 has no effect on claims arising under federal or state securities laws and does not affect the availability of injunctions and other equitable remedies available to a company’s shareholders for any violation of a director’s fiduciary duty to the company or its shareholders.
     In accordance with Section 317, the Amended and Restated Articles of Incorporation (the “Articles”), of the Registrant limit the liability of a director to the Registrant or its shareholders for monetary damages to the fullest extent permissible under California law. The Articles further authorize the Registrant to provide indemnification to its agents (including officers and directors). The Articles and the Registrant’s Amended and Restated Bylaws (the “Bylaws”) further provide for indemnification of corporate agents to the maximum extent permitted by the CCC.
     Pursuant to the authority provided in the Articles and Bylaws, the Registrant has entered into indemnification agreements with each of its executive officers and directors, indemnifying them against certain potential liabilities that may arise as a result of their service to the Registrant, and providing for certain other protections. The Registrant also maintains insurance policies which insure its officers and directors against certain liabilities.
     The foregoing summaries are necessarily subject to the complete text of the statute, the Articles, the Bylaws and the agreements referred to above and are qualified in their entirety by reference thereto.
Item 7. Exemption From Registration Claimed.
     Not applicable.

Item 8. Exhibits.

5.1	Opinion of Morrison & Foerster LLP

23.1	Consent of Morrison & Foerster LLP (included in Exhibit 5.1)

23.2	Consent of Independent Registered Public Accounting Firm

24.1	Power of Attorney (see Signature Page)
Item 9. Undertakings.
     (a) The undersigned Registrant hereby undertakes: (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act, (ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement and (iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement; provided, however, that clauses (1)(i) and (1)(ii) shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement; (2) that for the purpose of determining any liability under the Securities Act each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof and (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
     (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act, the Registrant, Novellus Systems, Inc., certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Jose, State of California, on February 28, 2008.

NOVELLUS SYSTEMS, INC.
By:	/s/ Richard S. Hill
Richard S. Hill
Chairman of the Board and Chief Executive Officer

POWER OF ATTORNEY
     Each person whose signature appears below hereby constitutes and appoints Richard S. Hill and John Hertz, and each of them, as attorneys-in-fact, each with the power of substitution, for him or her in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting to said attorneys-in-fact, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming anything the said attorney-in-fact or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
     Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Capacity	Date

/s/ Richard S. Hill Richard S. Hill	Chairman of the Board and Chief Executive Officer (Principal Executive Officer)	February 28, 2008

/s/ William H. Kurtz William H. Kurtz	Chief Financial Officer (Principal Financial Officer)	February 28, 2008

Signature	Capacity	Date

/s/ John Hertz John Hertz	Principal Accounting Officer	February 28, 2008

/s/ Neil R. Bonke Neil R. Bonke	Director	February 28, 2008

Youssef A. El-Mansy	Director	February 28, 2008

James David Litster	Director	February 28, 2008

Yoshio Nishi	Director	February 28, 2008

Glen G. Possley	Director	February 28, 2008

/s/ Ann D Rhoads Ann D. Rhoads	Director	February 28, 2008

/s/ William R Spivey William R. Spivey	Director	February 28, 2008

/s/ Delbert A. Whitaker Delbert A. Whitaker	Director	February 28, 2008

INDEX TO EXHIBITS

Exhibit
Number	Document

5.1	Opinion of Morrison & Foerster LLP

23.1	Consent of Morrison & Foerster LLP (contained in Exhibit 5.1)

23.2	Consent of Independent Registered Public Accounting Firm

24.1	Power of Attorney (see Signature Page)